Exhibit 99.1

Liberty Global Schedules Investor Call for 2015 Results

Denver, Colorado - February 11, 2016:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced plans to release its 2015 results before its Investor Call, which will begin at 9:00 a.m. (Eastern Time) on Tuesday, February 16, 2016. At that time, management will discuss the Company’s results and business, including those of the Liberty Global Group and the LiLAC Group, and expects to comment on the Company’s outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

Domestic	888.819.8006
International	+1 913.312.6670

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at September 30, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.
Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.
Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Tim Burt	+44 20 7240 2486
John Rea	+1 303 220 4238